Exhibit (m)(4)

AMENDED AND RESTATED SCHEDULE I TO DISTRIBUTION PLAN

Schedule I

Series	Fee Rate	Commencement Date
Alpha Architect U.S. Quantitative Value ETF	0.25%	October 17, 2014

Alpha Architect International Quantitative Value ETF	0.25%	October 17, 2014

Alpha Architect U.S. Quantitative Momentum ETF	0.25%	October 17, 2014

Alpha Architect International Quantitative Momentum ETF	0.25%	October 17, 2014

Alpha Architect Value Momentum Trend ETF	0.25%	May 3, 2017

Freedom 100 Emerging Markets ETF	0.25%	May 17, 2019

Merlyn.AI Bull-Rider Bear-Fighter ETF	0.25%	October 15, 2019

Merlyn.AI Tactical Growth and Income ETF	0.25%	October 15, 2019

Gadsden Dynamic Multi-Asset ETF	0.25%	November 1, 2020

Merlyn.AI Best-of-Breed Core Momentum ETF	0.25%	December 30, 2020

Merlyn.AI SectorSurfer Momentum ETF	0.25%	December 30, 2020

UPHOLDINGS Compound Kings ETF	0.25%	December 30, 2020

Freedom Day Dividend ETF	0.25%	April 30, 2021

Sparkline Intangible Value ETF	0.25%	June 23, 2021

Viridi Cleaner Energy Crypto-Mining & Semiconductor ETF	0.25%	June 29, 2021

Discipline Fund ETF	0.25%	Sept 21, 2021

Generation Z ETF	0.25%	December 13, 2021

Guru Favorite Stocks ETF	0.25%	December 14, 2021

ROC ETF	0.25%	March 24, 2022

Relative Sentiment Tactical Allocation ETF	0.25%	May 19, 2022